PART II - EXHIBIT 12
                                                            --------------------

                                              FORTUNE BRANDS, INC. AND SUBSIDIARIES

                                STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Note)
                                                   (Dollar amounts in millions)



                                                                                                                      Six Months
                                                                                                                         Ended
                                                                      Years Ended December 31,                         June 30,
                                                    --------------------------------------------------------------   -------------
                                                    1992           1993          1994          1995           1996       1997
                                                    ----           ----          ----          ----           ----       ----
Earnings Available:
   Income from continuing operations
     before income  taxes,  minority
     interest and extraordinary items.........    $225.0         $249.9        $ 43.4        $358.9         $340.1        $100.3

   Less:   Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................       0.2            0.1             -           0.2            0.2           0.1
           Capitalized interest...............         -            0.3           0.2             -            0.3             -
                                                  ------         ------        ------        ------         ------        ------
                                                   224.8          249.5          43.2         358.7          339.6         100.2
                                                  ======         ======        ======        ======         ======        ======


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................     189.6          200.5         184.6         147.1          172.6          72.0
   Portion of rentals representative
     of an interest factor....................      12.9           11.9          12.8          13.5           15.1           8.1
                                                  ------         ------        ------        ------         ------        ------
           Total Fixed Charges................     202.5          212.4         197.4         160.6          187.7          80.1
                                                  ------         ------        ------        ------         ------        ------
           Total Earnings Available...........    $427.3         $461.9        $240.6        $519.3         $527.3        $180.3
                                                  ======         ======        ======        ======         ======        ======
Ratio of Earnings to Fixed Charges............      2.11           2.17          1.22          3.23           2.81          2.25
                                                    ====           ====          ====          ====           ====          ====


(Note)   The ratios of earnings to fixed charges for the years ended December 31, 1992 through 1996 have been restated to exclude results of the discontinued tobacco operations.
